Form of Amendment for Group B Executives
IVAX CORPORATION
[SECOND/THIRD] AMENDMENT TO EMPLOYMENT AGREEMENT (Change in Control)
     This [Second/Third] Amendment to the Employment Agreement (Change in Control) (the “Amendment”) is made as of December 30, 2005, by and between IVAX Corporation, a Florida corporation (the “Company”), and [_________] (“Executive”).
     WHEREAS, the Company has entered into an Agreement and Plan of Merger among the Company, Teva Pharmaceutical Industries Limited (“Teva”), Ivory Acquisition Sub, Inc. and Ivory Acquisition Sub II, Inc. (the “Merger Agreement”), pursuant to which, at the effective time of the proposed merger, Ivory Acquisition Sub, Inc. will merge with and into the Company, with the Company continuing as the surviving corporation, and immediately thereafter, the Company will merge with and into Ivory Acquisition Sub II, Inc., with Ivory Acquisition Sub II, Inc. continuing as the surviving corporation (each merger, taken together, constituting the “Merger”) and as a result of the Merger, Teva would acquire all of the issued and outstanding stock of the Company;
     WHEREAS, the Company entered into the Employment Agreement (Change in Control) with Executive on [Date] and entered into an amendment of the Employment Agreement (Change in Control) on September 19, 2005 (together, the “Employment Agreement”);
     WHEREAS, the Employment Agreement provides for certain severance benefits in the event of a termination of employment after a Change in Control of the Company (as defined in the Employment Agreement);
     WHEREAS, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the cash severance payments may be subject to a twenty percent (20%) excise tax if they are not paid at least six months after the Executive’s separation from service;
     WHEREAS, the Company and the Executive desire to amend the Employment Agreement to (i) provide for a delay for cash severance payments to the extent necessary under Section 409A of the Code; and (ii), if the Executive remains employed by the Company on or after the six (6) month anniversary of the consummation of a Change in Control of the Company or the Executive’s employment with the Company is terminated by the Company without Cause prior to the six month anniversary of the consummation of a Change in Control, provide for a payment of interest to compensate the Executive for the delay in payments.
     NOW, THEREFORE, the parties agree as follows:
     1. Section 6(a)(i) shall be revised in its entirety to read as follows:
     "(i) the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination, or on such later date as may be required to avoid an excise tax under Section 409A of the Code, the aggregate of the following amounts:”
     2. A new Section 6(a)(i)(C) shall be added to read as follows:

     “(C) any interest accrued pursuant to Section 6(a)(iv) below; and
     3. Section 6(a)(ii) shall be amended in its entirety to read as follows:
     “(ii) the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(v) if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”). For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period. To the extent that the benefits described in this paragraph qualify under Proposed Treasury Regulation Section 1.409A-1(b)(9)(iv) and its successors, the benefits shall be provided for the shorter of (x) the end of the second calendar year after the year of Executive’s separation from service, and (y) the longer of (A) the remainder of the Employment Period, or (B) such period in excess of the Employment Period as any plan, program, practice or policy may provide. To the extent that the benefits do not qualify under Proposed Treasury Regulation Section 1.409A-1(b)(9)(iv) and its successors and are not otherwise exempt from Section 409A, then (x) during the first six months after the separation from service, to the extent required to comply with Section 409A of the Code, the Executive may be required to pay for such benefits; (y) at the end of the six month period or such shorter period provided for under Section 409A, the Company shall reimburse Executive for such benefit; and”
     4. A new Section 6(a)(iv) shall be added to state:
     “In the event (i) the Executive is employed by the Company on or after the six (6) month anniversary of the consummation of a Change in Control or (ii) the Executive’s employment with the Company is terminated by the Company without Cause prior to the six (6) month anniversary of the consummation of a Change in Control, to the extent that any payment under this Section 6(a) is delayed in order to comply with Section 409A of the Code, such payment shall be increased to reflect the accrual of interest on the amount so delayed at a rate equal to 5% per annum for the period during which such payment is delayed in order to comply with Section 409A of the Code. All interest pursuant to this Section 6(a)(iv) shall be calculated on the basis of a year of 365 or 366 days, as the case may be.”
     5. A new Section 12(g) shall be added to the Employment Agreement to read as follows:

  “(g) Section 409A of the Code. It is the intention of the Company and the Executive that the benefits and rights to which Executive could become entitled to in connection with this Agreement, including any termination of employment, either comply with or are exempt from Section 409A of the Code. If the Executive believes, at any time, that any such benefit or right either does not comply with, or is not exempt from, Section 409A of the Code, the Executive may advise the Company and both parties will discuss in good faith amending the terms of this Agreement so that it either complies with, or is exempt from, Section 409A of the Code; provided, however, that the Company shall be under no obligation to enter into any arrangement or amendment that could have any adverse economic, financial accounting or any other adverse impact on the Company or its Affiliated Companies.
     6. Employment Agreement. To the extent not amended hereby, the Employment Agreement shall continue with full force and effect in accordance with its terms.
     7. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Amendment by such party. Such facsimile copies shall constitute enforceable original documents.
     8. Headings. All captions and section headings used in this Amendment are for convenient reference only and do not form a part of this Agreement.
     9. Governing Law. This Agreement will be governed by the laws of the State of Florida (with the exception of its conflict of laws provisions).
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     IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

IVAX CORPORATION	EMPLOYEE

By:	Signature

Title	Printed Name
Signature Page of [Second/Third] Amendment To Employment Agreement (Change In Control)